PROSPECTUS                 Pricing Supplement No. 3354 and 3356
Dated January 10, 1995     Dated April 28, 1999
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement No.333-59707
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                     (Floating Rate Notes)

Trade Date:  April 28, 1999

Settlement Date (Original Issue Date):  May 3, 1999

Maturity Date:  May 3, 2000

Principal Amount (in Specified Currency):  USD1,149,000,000

Price to Public (Issue Price):  100%

Agent's Discount or Commission:  0%

Net Proceeds to Issuer (in Specified Currency):  USD1,149,000,000

Interest Rate:
  Interest Calculation:
  X Regular Floating Rate
  _ Inverse Floating Rate
  _ Other Floating Rate

  Interest Rate Basis:  _ CD Rate   _ Commercial Paper Rate
  _ Federal Funds Rate (See "Additional Terms - Interest" below)
  X LIBOR   _ Prime Rate  _ Treasury Rate
  _ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): minus 5 basis points
Spread Multiplier:  N/A

Index Maturity: 3 Months
Index Currency: U.S. Dollar

Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Interest Payment Period:  Quarterly

Interest Payment Dates: August 3, 1999, November 3, 1999, February 3, 2000 and
                        May 3, 2000.

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                         (Floating Rate Notes)
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                         Pricing Supplement No. 3354 and 3356
                         Dated April 28, 1999
                         Rule  424(b)(3)-Registration Statement No. 333-59707


Initial  Interest  Rate Per Annum: To be Determined two London Banking Days
                                   prior to the Original Issue  Date."London
                                   Banking Day" means any day on which
                                   commercial banks are open for business
                                   (including dealings in foreign exchange and foreign currency deposits) in London, England.

Interest Reset Periods and Dates:  Quarterly on each Interest Payment Date.

Interest Determination Dates:      Two London Banking Days prior to each
                                   Interest Reset Date.

Form of Notes:

 X DTC registered        _ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A


Indexed Notes:

  Currency Base Rate:  N/A
                         (Floating Rate Notes)
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                         Pricing Supplement No. 3354 and 3356
                         Dated April 28, 1999
                         Rule  424(b)(3)-Registration Statement No. 333-59707

Additional Terms:

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company
   described  in  the  Prospectus  under  the  caption   "Certain
   Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture

Additional Information:

    The  Calculation  Agent for the Notes will  be  GECC  Capital
    Markets Group, Inc.

   General.

   At December 31, 1998, the Company had outstanding indebtedness totalling $165.602 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 1998 excluding subordinated notes payable after one year was equal to $164.905 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

           Year Ended December 31,
     1994  1995  1996  1997 1998
     1.63  1.51  1.53  1.48 1.50

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

                         (Floating Rate Notes)
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                         Pricing Supplement No. 3354 and 3356
                         Dated April 28, 1999
                         Rule 424(b)(3)-Registration Statement No.333-59707


   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
   There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1998 heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.

Plan of Distribution:


  GECC Capital Markets Group, Inc. is acting as agent in connection with the distribution of the Notes in the amounts set forth below. In such role, the Agent is not authorized to hold securities or funds on behalf of its customers. Therefore, purchasers will clear and settle directly with the issuer of the Notes. The Agent will receive a selling commission equal to 0% of the principal amount of the Notes.

  GECC Capital Markets Group, Inc.   USD700,000,000

  GECC Capital Markets Group, Inc.   USD449,000,000